EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 11, 2003, except as to Notes 2 and 8 for which the date is May 1, 2003 and except as to Note 3 for which the date is March 18, 2004, relating to the financial statements and financial statement schedule, which appears in Miller Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

June 1, 2004